Exhibit 99.1

NEWS RELEASE

GREEN PLAINS RENEWABLE ENERGY, INC.

ANNOUNCES ADDITION TO BOARD OF DIRECTORS

OMAHA, NE – November 20, 2007 (Market Wire) – Green Plains Renewable Energy, Inc. (NASDAQ and AMEX: GPRE) announced today the addition of Mr. Gary R. Parker, President and CEO of Center Oil Company and founder of Center Ethanol Company LLC, to its board of directors.

Mr. Parker founded GP&W Inc., d/b/a Center Oil Company, in 1986 to market gasoline and other refined petroleum products. In fiscal 2006, Center Oil had $5.4 billion in sales through a national network of 10 distribution terminals. Prior to founding Center Oil, Mr. Parker worked 5 years for Koch Industries in Wichita, Kansas. In addition, he served 10 years as Executive Vice President of Apex Oil in St. Louis, Missouri.  During his tenure, Mr. Parker directed all light oil operations for Apex and its subsidiary, Clark Oil & Refining Corporation.

Mr. Parker is also the founder of Center Ethanol Company LLC, which is constructing a 54 million gallon ethanol plant with rail and barge access on the Mississippi River, located in Sauget, Illinois.

Wayne Hoovestol, Chief Executive Officer, commented, “Green Plains is honored to have Gary Parker join our board of directors.  Mr. Parker brings more than 35 years of executive experience in the petroleum and ethanol industries.”

“Under Mr. Parker’s direction,” continued Hoovestol, “Center Oil built an infrastructure to blend ethanol at its distribution terminals, as well as several other sites around the country.   Mr. Parker’s expertise in petroleum and ethanol marketing, as well as his leadership and knowledge, will be of great benefit to Green Plains.”

About Green Plains Renewable Energy, Inc.

Ethanol, which Green Plains produces from corn, is a high-octane fuel that is blended with gasoline to provide superior engine performance as well as help to reduce harmful tailpipe and greenhouse gas emissions that contribute to global warming.  Ethanol has also become a prime source of value-added income for American farmers.

Green Plains has an operating 50 million gallon ethanol plant in Shenandoah, Iowa and is currently building a second 50 million gallon ethanol facility in Superior, Iowa.  The Superior plant is anticipated to begin production sometime early in 2008.

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended.  Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance.  Such statements are based on management's current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements.  Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol industry, risks associated with plant construction and technology development, and other risk factors detailed in Green Plains' SEC filings.  Additional information with respect to these and other factors, which could materially affect Green Plains and its operations, are included on certain forms Green Plains has filed with the SEC.  Green Plains assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Investor Contact:

Scott B. Poor, Corporate Counsel / Director of Investor Relations

John Baldissera

Green Plains Renewable Energy, Inc.

BPC Financial Marketing

(402) 884-8700

(800) 368-1217

www.gpreinc.com